Exhibit 10.13

NINTH AMENDMENT TO LEASE

This NINTH AMENDMENT TO LEASE (this “Amendment”) is made as of the 1st day of October 2019, (the “Effective Date”) by and between UNIVERSITY OF MASSACHUSETTS DARTMOUTH, an institution of Higher Education of the Commonwealth of Massachusetts, with an address of 285 Old Westport Rd. North Dartmouth Massachusetts 02747 (“Landlord”) and CELLDEX THERAPEUTICS, INC. (formerly AVANT Immunotherapeutics, Inc.), a Delaware corporation, with an address of 53 Frontage Road, Hampton NJ 08827  (“Tenant”).

RECITALS

WHEREAS, Tenant and the Massachusetts Development Finance Agency (“MDFA”) entered into a certain Lease dated effective December 22, 2003 ( the “Lease), as amended by that certain First Amendment to Lease dated as of March 17, 2005 (the “First Amendment”), that certain Second Amendment to Lease dated as of November 4, 2005 (the “Second Amendment”), that certain Third Amendment To Lease dated as of December 20, 2006 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of July 18, 2008 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of October 3, 2008 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated as of August 20, 2009 (the “Sixth Amendment”), that certain Seventh Amendment to Lease dated June 22, 2010 (the “Seventh Amendment”) and that certain Eight Amendment to lease dated November 15, 2015 (the “Eight Amendment”) of certain premises consisting of approximately 23,413 rentable square feet of space (the “Premises”) in the building (the “Building”) located at 151 Martine Street, Fall River, Massachusetts (the “Property”) in the South Coast Research & Technology Park (the “Park”); and

WHEREAS, on June 24, 2014, MDFA conveyed all of its rights, title and interest in the Building and assigned the Lease to Landlord; and

WHEREAS, the Premises is comprised of: (i) the original premises demised by the Lease, as amended through the Third Amendment, being 11,756 rentable square feet on the second (2nd) floor of the Building, (ii) the Additional Space (as defined in the First Amendment) demised by the First Amendment, being 71 rentable square feet on the first (1st) floor of the Building, (iii) the Expansion Premises (as defined in the Second Amendment), being 2,487 rentable square feet on the second (2nd) floor of the Building; (iv) the Second Expansion Premises (as defined in the Third Amendment), being 1,853 rentable square feet on the second (2nd) floor of the Building; (v) the Substitute Third Expansion Premises (as defined in the Fifth Amendment), being 4,864 rentable square feet of space on the second floor of the Building (referred to therein as the “Third Expansion Premises”); (vi) the Fourth Expansion Premises (as defined in the Sixth Amendment), being 2,382 rentable square feet on the second (2nd) floor of the Building; and (v) the Fifth Expansion Premises (as defined in the Eight Amendment), being 5,511 rentable square feet on the second (2nd) floor of the Building such that the “Premises Square Footage” (as stated in the Eight Amendment) is defined to be 28,924 rentable square feet; and

WHEREAS, Landlord and Tenant have agreed to enter into this Ninth Amendment to Lease to extend the term of the Lease and to amended certain additional provisions to the Lease,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.  Capitalized Terms.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references in the

Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any Section thereof shall, after the Effective Date, mean the Lease, or such Section thereof, as amended by this Amendment.

2.  Demise of Sixth Expansion Premises.  Commencing on January 1, 2020, Landlord does hereby lease to Tenant and Tenant does lease from Landlord the approximately 5,007 rentable square feet -  4,686 rentable square feet on the first (1st) floor of the building and 321 rentable square feet on the second (2nd) floor of the Building, as shown on the floor plan attached hereto as Exhibit A-9 (the “Sixth Expansion Premises”) to have and to hold for the remainder of the Lease Term as set forth in the Lease. Tenant shall have access to the Sixth Expansion Premises as of October 1, 2019. Rental fee shall commence three months after all Sixth Expansion Premises has been made available or January 1, 2020. Any delay in access to all Sixth Expansion Premises will result in similar delay in rent commencement.  Except as otherwise expressly provided herein, Tenant’s lease of the Sixth Expansion Premises shall be on all of the terms and conditions of the Lease (including, without limitation, extension rights of Tenant for Extension Terms) and the term of the Lease with respect to the Sixth Expansion Premises shall be coterminous with the Term (and, if exercised, Extension Terms) of the Lease for the Existing Premises. As of the Sixth Expansion Premises Commencement Date, all references in the Lease to (i) the “Premises” and/or premises demised by the Lease shall mean the Existing Premises and the Sixth Expansion Premises collectively as shown on Exhibit A to the Lease, Exhibit A-1, attached to the First Amendment , Exhibit A-2, attached to the Second Amendment, Exhibit A-3, attached to the Third Amendment, and on Exhibit A-5, attached to the Fifth Amendment, Exhibit A-6, attached to the Sixth Amendment, Exhibit A-7, attached to the Seventh Amendment, Exhibit A-8 attached to the Eight Amendment and Exhibit A-9 attached to this Amendment; (ii) the “Tenant’s Proportionate Fraction” shall mean 59.03% which is calculated by adding the Premises Square Footage as set forth in the Eight Amendment and the Sixth Expansion Premises and dividing the Building’s rentable square foot into that sum; and (iii) the “Premises Square Footage shall mean 33,931 rentable square feet.

3.  Section 2.2.  Term.  Section 2.2 of the Lease shall be amended as of August 1, 2019 to read as follows:

“Section 2.2. Term.  TO HAVE AND TO HOLD for a term (the “Term”) beginning on the Term Commencement Date which shall be November 1, 2015 and expiring on July 31, 2021 (the “Term Expiration Date”), unless earlier terminated as provided for in Section 2.4.”

4.  Section 2.3.  Renewal Term.  Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following provision:

“Section 2.3.                           Option to Extend Term for Extension Terms.  Tenant shall have three (3) separate options to extend the Lease Term for two (2) two (2) year terms, and an additional five (5) year period (i.e., for a total, if all three such options are exercised as provided herein, of nine (9) successive years beyond the Term) beyond the Term or the first Extension Term, as the case may be (each extension period being referred to herein as an “Extension Term”), provided (i) Tenant shall give notice to Landlord of its exercise of such option not less than twelve (12) months prior to the expiration of the Term or the first Extension Term, as the case may be, and (ii) no default beyond any applicable grace period in the obligations of Tenant under this Lease shall exist at the time each such notice is given.  All of the terms and provisions of this Lease, as amended, shall be applicable to each Extension Term except that Tenant shall have no option to extend the Lease Term beyond the third Extension Term. Landlord and Tenant have determined the Annual Fixed Rental Rate for the first two (2) year extension term.  Landlord and Tenant must determine the Annual Fixed Rental Rate for each remaining Extension Term at the time of each such notice, using an independent fair market rental value analysis for comparable buildings used for research and development, of similar age, quality, size, construction and appearance, with similar services and amenities, and in comparable locations within Massachusetts, but outside of the Greater-Boston MSA , excluding therefrom any cost to renovate such space for a tenant’s occupancy for advertising and lease negotiation costs, free rent or other inducements, and any other items which would normally be offered to a new tenant but which a continuing tenant would not seek. The cost of the independent analysis will be shared equally between the parties. Notwithstanding the provisions of Section 10.13 of the Lease, at the end of the Term or either Extension Term, Tenant shall be entitled to hold over within the Premises for up to three (3) months, and the Annual Fixed Rental Rate shall be one hundred and twenty-five (125%) percent of the Annual Fixed Rental Rate which was payable during the last month of the Term or either Extension Term, as the case may be, and one hundred and fifty (150%) percent thereof for the period beyond three (3) months and up to a total of six (6) months. “

5.  Annual Fixed Rental Rate.  Section 1.1 of the Lease is amended by deleting the provisions regarding the “Annual Fixed Rental Rate” and inserting, the following language:

Annual Fixed Rental Rate:

As of August 1, 2019 and through July 31, 2021:  $18.59 per rentable square foot per annum for the Premises not including the Sixth Expansion Premises. Rental fee shall commence for the Sixth Expansion Premises three months after all Sixth Expansion Premises has been made available or January 1, 2020. Any delay in access to all Sixth Expansion Premises will result in similar delay in rent commencement.

First two (2) year extension, as of August 1, 2021 and through July 31, 2023: $19.52 per rentable square foot.

6.  Landlord Work.  Prior to the commencement of work by Tenant in the Sixth Expansion Premises, Landlord shall, at Landlord’s sole cost and expense, deliver same to Tenant vacant and in broom clean condition. Landlord shall make the Sixth Expansion Premises available to Tenant on October 1, 2019, to allow for Tenant’s installation of Tenant’s furniture, fixtures, carpeting and voice/data systems as well as warehouse storage and equipment rooms.

Landlord shall also be solely responsible to deliver same to Tenant in compliance with all fire, life safety, environmental and occupational health and safety laws, regulations and ordinances (including, but not limited to, the Americans with Disabilities Act). Landlord represents that the Sixth Expansion Premises, as well as the Building, the Premises and the public areas of the Building also comply with such laws, regulations and ordinances and, if they do not, that Landlord shall, at its sole cost and expanse, promptly cause same to so comply.

In addition, as of the Effective Date of this Amendment Landlord shall promptly repair all affected exterior windows in the Tenant’s premises

7.  Section 10.4 Tenant Work:  Shall be amended by adding the following:

“10.4.1 Tenant Work Sixth Expansion Premise:   Landlord in accordance with section 10.4 consents to Tenant building out the space on the First Floor portion of the Sixth Expansion Premises, at the sole expense of Tenant to include installation of drop ceilings, carpeting and voice/data as well as warehouse storage and equipment rooms, in accordance with provisions of section 10.4.”

8.  Section 14.14 and related Exhibit G Parking Rights:  Shall be replaced in its entirety as follows:

“Subject to the below provisions of this Section 14.14, Tenant shall have a non-exclusive revocable license to use Tenant’s Proportionate Fraction of the parking spaces at no additional charge (except to the extent of Tenant’s share of the common area maintenance expenses relating to such spaces) in common with other tenants of the Building, located on the Lot on a “first-come, first served” basis.  Landlord shall employ various means, including but not limited to the use of signage and decals to direct third parties that are given access to the facility from time to time to park in the North Parking Areas such that Tenant is given priority to the parking adjacent to the Building (“Primary Parking Area for 151 Martine Street”).  In the event that Tenant shall not be able to use such percentage of spaces on the Lot, Tenant shall have the right to make up such deficient percentage by using the North Parking Areas to cover such deficiency, in common with other tenants of the Park, on a “first-come first served” basis.  Landlord shall have the right in its sole discretion to adopt and subsequently amend rules and regulations regarding the use of parking spaces on the Lot and on the North Parking Areas.  Landlord also reserves the right to relocate, reconfigure, restripe or reduce the parking spaces on the Lot and the North Parking Areas, subject to the terms and conditions set forth in this Lease, including without limitation, Section 2.1.  Additionally, Landlord reserves the right to designate certain parking spaces or parking areas on the Lot or the North Parking Areas for parking by particular tenants and if Landlord does so, Landlord shall similarly designate certain parking spaces or parking areas for Tenant’s use; provided that Landlord shall not provide unfavorable treatment to Tenant in designating such parking spaces or parking areas. As used in this Lease, the term “North Parking Areas” and “Primary Parking Area for 151 Martine Street” shall mean these areas as shown on as Exhibit G attached hereto.”

9.  Landlord Representation Regarding Environmental Hazards. To its knowledge, Landlord represents that there are no environmental hazards or violations of any environmental laws, regulations or ordinances in or around the Building which violations might pose a present danger to health, life or safety.

10.   Non-disturbance of Tenancy. Landlord represents that it has no financing on the Building whereby Landlord’s lender would be entitled to disturb the tenancy of Tenant upon a default therein Landlord. Landlord further represents that it shall not enter into any such financing, but rather shall negotiate with any such lender so as to permit Tenant to remain in possession of the Premises on a direct rental relationship with such lender so long as Tenant is not in default of its obligations under this Lease.

11.   Restoration Obligation.  The Parties agree that, notwithstanding anything to the contrary in the original Lease or prior Amendments, Tenant’s restoration obligations as to all Premises are as follows: regarding mechanical equipment installed by it shall be governed by this Section 11. In the case of the Sixth Expansion Premises, if the Tenant migrates controls from Landlord’s existing HVAC equipment to Tenant’s management system during the Term, upon Tenant’s vacation of the Sixth Expansion Premises, Tenant shall return the controls to Landlord’s management system. Furthermore, should Tenant vacate the entire Premises, Tenant shall leave its building management system installed for Landlord’s use, at Tenant’s cost, and shall surrender all right title and interest in said system to Landlord, which shall be Tenant’s sole responsibility regarding restoration.

12.  Ratification.  Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

13.  Governing Law; Interpretation; and Partial Invalidity.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment.  This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

14.  Counterparts and Authority, This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.

LANDLORD:

University Of Massachusetts Dartmouth

By:	/s/ Robert Johnson
	Name:	Robert Johnson
	Title:	Chancellor

TENANT:

CELLDEX THERAPEUTICS, INC.,

By:	/s/ Anthony S. Marucci
	Name:	Anthony S. Marucci
	Title:	President and CEO